EXHIBIT 7.7

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agrees that the statement to which this Exhibit is attached is filed on behalf of each of them in the capacities set forth below.

By: /s/ Bryant R. Riley

Bryant R. Riley

Robert Antin Children Irrevocable Trust dated 1/1/01

By: /s/ Bryant R. Riley

Bryant R. Riley, Trustee